Exhibit 10.2

FORBEARANCE AGREEMENT

THIS FORBEARANCE AGREEMENT (this “Agreement”) is made effective as of September 25, 2024 (“Effective Date”), by and among HOF VILLAGE WATERPARK, LLC, a Delaware limited liability company (“Tenant”), HOF VILLAGE NEWCO, LLC, a Delaware limited liability company (“Guarantor”), HOF VILLAGE STADIUM, LLC, a Delaware limited liability company (“Stadium Mortgagor”), and HALL OF FAME RESORT & ENTERTAINMENT COMPANY, a company incorporated under the laws of the State of Delaware (“HOFRECO”), on the one hand, and HFAKOH001 LLC, a Delaware limited liability company (“Landlord”), on the other hand.

RECITALS:

WHEREAS, Landlord is the fee simple owner of that certain real property which is a part of the larger entertainment related complex known as the Hall of Fame Village located in Canton, Ohio;

WHEREAS, Landlord, Tenant and Guarantor entered into that certain Lease Agreement dated as of November 7, 2022 (the “Original Lease”), as amended by that certain First Amendment to Lease Agreement dated as of February 23, 2024 (the “First Lease Amendment”), as further amended by that certain Second Amendment to Lease Agreement dated as of February 29, 2024 (the “Second Lease Amendment”), as further amended by that certain Third Amendment to Lease Agreement dated as of May 10, 2024 (the Third Lease Amendment”; the Original Lease as amended by the First Lease Amendment, the Second Lease Amendment, and the Third Lease Amendment, and as may be further amended, restated, supplemented, renewed, replaced, and otherwise modified from time to time, collectively, the “Lease”), pursuant to which the Landlord leases to Tenant the Premises (as defined in the Lease) on the conditions and terms therein;

WHEREAS, in connection with the Lease, Guarantor delivered to Landlord that certain Limited Recourse Carveout Guaranty dated as of November 7, 2022 (as amended from time to time, the “Guaranty”), and that certain Pledge and Security Agreement dated as of November 7, 2022 (as amended from time to time, the “Stadium Pledge”);

WHEREAS, in connection with the Lease and the Stadium Pledge, Stadium Mortgagor delivered to Landlord that certain Open-End Leasehold Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing dated as of December 27, 2022, and recorded as of December 29, 2022, as Instrument No. 202212290053025 with the Stark County, Ohio Recorder (as amended from time to time, the “Stadium Mortgage”);

WHEREAS, the land, improvements, and other mortgaged property described in the Stadium Mortgage are referred to collectively herein as the “Stadium”;

WHEREAS, in connection with the First Lease Amendment, Guarantor delivered to Landlord (1) that certain Consent & Agreement dated as of February 23, 2024 (together with all amendments, restatements, amendments and restatements, replacements and other modifications from time to time, the “Consent”), (2) that certain Pledge and Security Agreement dated as of February 23, 2024 (together with all amendments, restatements, amendments and restatements, replacements and other modifications from time to time, the “Fields Pledge”), (3) that certain Series H Common Stock Purchase Warrant dated as of February 23, 2024, relating to Hall of Fame Resort & Entertainment Company (together with all amendments, restatements, amendments and restatements, replacements and other modifications from time to time, the “Warrants”);

WHEREAS, in connection with the Second Lease Amendment, Guarantor delivered to Landlord that certain Open-End Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing dated as of February 29, 2024, and recorded as of March 12, 2024, as Instrument No. 202403120007893 with the Stark County, Ohio Recorder (as amended from time to time, the “Additional Parcels Mortgage”);

WHEREAS, Tenant, Guarantor, Stadium Mortgagor, and HOFRECO are collectively referred to herein as the “Tenant Parties”;

WHEREAS, all initial capitalized terms used but not defined herein have the meaning ascribed to such terms in the Lease;

WHEREAS, as used herein, the “Subject Documents” shall mean and refer to the Lease, the Guaranty, the Stadium Mortgage, the Stadium Pledge Agreement, the Fields Pledge Agreement, the Consent, the Additional Parcels Mortgage, any financing statements delivered in connection therewith, and all other documents and instruments in connection therewith, as such documents may be amended, modified, replaced or restated from time to time;

WHEREAS, as used herein, the “Obligations” shall mean and refer to (i) all obligations and liabilities of Tenant Parties or their affiliates under the Subject Documents, and (ii) all costs, expenses and liabilities (including reasonable attorneys’ fees and expenses, documentation and diligence fees and legal expenses, and search, audit, recording, professional and filing fees and expenses) that may be incurred or advanced by Landlord in any way in connection with the foregoing;

WHEREAS, the Tenant Parties are presently in default under the Subject Documents on account of a payment default under the Lease, as Tenant failed to pay (1) the payment due on May 1, 2024, which was attributable to Base Rent due under the Lease for the months of March 2024, April 2024, and May 2024 as described in Section 2 of the Second Lease Amendment, and (2) the Base Rent payments due for June 2024 and September 2024 under the Lease (collectively, the “Default”); and

WHEREAS, although Landlord is under no obligation to do so, Landlord is willing to forbear from exercising its rights against the Tenant Parties for the period set forth herein, subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and the Tenant Parties now agree as follows:

1. Recitals. The parties hereto acknowledge and agree that the recitals set forth above are true and correct and are incorporated herein by this reference; provided, however, that such recitals shall not be deemed to modify the express provisions hereinafter set forth.

2. Balance. As of the Effective Date, the outstanding principal balance of unpaid Base Rent under the Lease (inclusive of default interest and late fees accrued up to the date hereof) is $2,218,443.62 (the “Balance”). The Balance may be further increased by further missed rent payments, default interest, late fees, and other penalties pursuant to the terms of the Subject Documents.

3. Temporary Forbearance. Landlord hereby provides notice to each of Tenant Parties of the Default. Subject to the satisfaction of the terms and conditions set forth in this Agreement, until that date (the “Forbearance Termination Date”), which is the earliest to occur of (a) thirty (30) calendar days after the Effective Date, and (b) the date of the occurrence of any one or more of the Events of Termination set forth in this Agreement, the Landlord will not exercise or enforce its rights or remedies against the Tenant Parties to which Landlord would be entitled under the terms of the Subject Documents by reason of the occurrence of such Default; provided that (i) such forbearance shall not act as a waiver of Landlord’s right to enforce any such right or remedy after the Forbearance Termination Date, (ii) Landlord sending one or more additional notices of an event of default under the Subject Documents shall not violate the terms hereof, and (iii) the foregoing shall not apply to any additional events of default under the Subject Documents occurring on or after the date hereof. Furthermore, nothing contained herein shall be construed as requiring Landlord to extend the Forbearance Termination Date. Notwithstanding anything to the contrary set forth in the Subject Documents, the Tenant Parties acknowledge that the amount described in Section 2 above, together with all interest thereon and all fees and expenses of the Landlord incurred in connection therewith, will be payable in full on the Forbearance Termination Date. The term “Forbearance Period” as used herein shall mean the period commencing on the date hereof and ending on the Forbearance Termination Date. The Tenant Parties each agree that the obligations of the Tenant Parties hereunder shall survive the termination of the Forbearance Termination Date.

4. Expiration of Forbearance Period; Failure to Balance. Notwithstanding anything to the contrary in the Subject Documents, in the event that Tenant Parties fail to pay to Landlord the Balance by the expiration of the Forbearance Period, the Lease shall immediately and irrevocably terminate without any further notice, demand or legal action required of Landlord. Upon such termination, Landlord shall have the absolute and unconditional right to pursue any and all remedies and rights available under the Subject Documents and applicable law, concurrently or consecutively, at Landlord’s sole discretion. Tenant hereby waives any right to notice, cure or redemption beyond the Forbearance Period under the Subject Documents, applicable law, or otherwise.

5. Events of Termination. The occurrence of any one or more of the following events, at the sole election of the Landlord, shall constitute an Event of Termination hereunder, it being expressly acknowledged and agreed that TIME IS OF THE ESSENCE: (a) the existence of any other event of default under any of the Subject Documents other than the Default; (b) the failure of the Tenant Parties to comply with the terms of this Agreement; (c) the initiation of any voluntary or involuntary federal or state bankruptcy, insolvency or similar proceeding by or against either Borrower or Guarantor (or a consolidation of the same with any affiliates in such a proceeding); (d) the commencement of litigation or legal proceedings by the Tenant Parties against the Landlord or its respective affiliates in connection with the Subject Documents; and/or (e) the filing or commencement of any criminal indictment, charge or proceeding, pursuant to Federal or state law against any of the Tenant Parties. Upon the occurrence of any Event of Termination, Landlord may, at its option and without notice to the Tenant Parties, exercise any and all rights and remedies pursuant to the Subject Documents for any event of default under the Subject Documents in such manner as Landlord in its sole and exclusive discretion determines.

6. Release of Claims. By execution of this Agreement, each of the Tenant Parties acknowledges and confirms that it does not have any offsets, defenses or claims in connection with the Subject Documents against the Landlord or any of its subsidiaries, affiliates, officers, directors, employees, agents, attorneys, predecessors, successors or assigns (“Released Parties”) whether asserted or unasserted. To the extent that such offsets, defenses or claims in connection with the Subject Documents may exist, each of the Tenant Parties on behalf of themselves and each of their respective successors, assigns, parents, subsidiaries, affiliates, predecessors, employees, agents, heirs and executors, as applicable (collectively, “Releasors”), jointly and severally, release and forever discharge the Landlord and each of their respective subsidiaries, affiliates, officers, directors, employees, agents, attorneys, predecessors, successors and assigns, both present and former (collectively the “Landlord Affiliates”) of and from any and all manner of actions, causes of action, suits, debts, controversies, damages, judgments, executions, claims and demands whatsoever, asserted or unasserted, in law or in equity, which Releasors ever had or now have against the Landlord in connection with the Subject Documents, including, without limitation, any presently existing claim or defense whether or not presently suspected, contemplated or anticipated. The term “Landlord” as used herein shall include, but shall not be limited to, its respective present and former officers, directors, employees, agents .

In this connection, each Releasor agrees, represents and warrants that it realizes and acknowledges that factual matters now unknown to it may have given or may hereafter give rise to claims which are presently unknown, unanticipated and unsuspected, and further agrees, represents and warrants that the release contained in Section 6(a) hereof has been negotiated and agreed upon in light of that realization and that it nevertheless hereby intends to release, discharge and acquit the Released Parties from any such unknown, unanticipated or unsuspected claims to the extent provided herein.

7. Obligations during Forbearance Period. During the Forbearance Period, other than with respect to the payment of the Balance (which is due by the expiration of the Forbearance Period) and the payment of Base Rent due under the Lease on October 1, 2024 (which shall be due by the expiration of the Forbearance Period), the Tenant Parties shall fully comply with the Subject Documents.

8. Reservation of Rights. Except as modified by the express agreements of Landlord set forth herein, Landlord expressly reserves all of its rights, powers and remedies provided for in the Subject Documents, at law or in equity, whether now or hereafter existing, with respect to (i) the Default (including, without limitation, all default interest, fees, and other penalties in connection therewith), (ii) any other default under the Subject Documents, and (iii) the Balance. Except for the express agreements of Landlord set forth herein, nothing contained in this Agreement, nor in any other communication (whether written, oral or electronic), nor any contact with any of the Tenant Parties or any of their affiliates, or conduct by, between or among Landlord, the Tenant Parties, or their affiliates, shall constitute (or be deemed to constitute or be construed as) (1) a waiver of the Default or any other event of default under the Subject Documents, or circumstances potentially constituting any event of default under the Subject Documents, whether now or hereafter existing, in each case as provided for in the Subject Documents and at law or in equity, (2) a waiver of any remedies available to Landlord under the Subject Documents (including, without limitation, the right to charge default interest, late fees, and the like), (3) a course of dealing obligating Landlord to provide any accommodations, financial or otherwise, to the Tenant Parties or any of their affiliates at any time, or (4) a commitment or agreement to make a commitment with respect to any possible waiver, amendment, consent or other modification of the terms provided in the Subject Documents. The fact that Landlord has not herein listed any other matters relating to the Subject Documents as defaults or any other violations shall not mean (and shall not be construed to mean) that Landlord does not consider them to be such or as a waiver of its rights to rely upon them, or to exercise any rights flowing therefrom.

Each of the Tenant Parties hereby expressly acknowledges such reservation and further agrees that such rights, powers and remedies may be taken without further notice or demand except as may be required pursuant to applicable law or the Subject Documents or a waiver, modification, alteration, amendment or release of any of Landlord’s various rights, powers or remedies against the Tenant Parties or their affiliates or pursuant to applicable law.

9.  Default; Notice. The Tenant Parties each acknowledge the existence of the Default and the fact that the same constitutes a material default under each of the Subject Documents, and that, subject to the express agreements of Landlord set forth herein, Landlord is fully entitled to exercise all its rights and remedies under the Subject Documents, at law, or in equity to enforce the obligations of the Tenant Parties under the Subject Documents. The Tenant Parties further acknowledge that on the Forbearance Termination Date, unless the Tenant Parties and Landlord have entered into a written agreement providing otherwise, Landlord shall immediately be entitled to exercise any and all rights and remedies, without further notice or opportunity to cure, that it may have under this Agreement, and the Subject Documents, at law or in equity, with respect to the Default.

10. Tenant’s and Guarantor’s Representations and Warranties. The Tenant Parties hereby represent and warrant to Landlord as follows:

(a) The representations and warranties contained in the Subject Documents and this Agreement are true and correct in all respects on and as of the date hereof as though made on and as of such date, except for those representations and warranties that were made as of a date certain;

(b) The Tenant Parties have all necessary and requisite power and authority to execute, deliver and perform their obligations under this Agreement; the execution, delivery and performance of this Agreement has been duly authorized by all necessary and requisite action on the part of the Tenant Parties; and this Agreement has been duly and validly executed and delivered by the Tenant Parties and constitutes the legal, valid and binding obligation of the Tenant Parties, enforceable in accordance with its terms;

(c) This Agreement (i) does not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, (ii) will not violate in any material respect any applicable law or regulation, or any of the constituent documents of the Tenant Parties, or any order of any Governmental Authority, and (iii) will not violate in any material respect or result in a default under any indenture, agreement or other instrument binding upon the Tenant Parties or any of their assets; and

(d) Other than the Default, no event has occurred and is continuing which now, or with the giving of notice, the passage of time, or both, could constitute a default under any of the Subject Documents.

11. Lien Continuation; No Novation. The Tenant Parties hereby ratify and confirm the Obligations and confirm their obligation to pay and perform all Obligations. The liens (as applicable) of the applicable Subject Documents are hereby ratified and confirmed as valid, subsisting and continuing to secure the Obligations. Nothing herein shall in any manner diminish, impair, waive or extinguish the Obligations or the liens (as applicable) of the applicable Subject Documents. The execution and delivery of this Agreement shall not constitute a novation.

12. Course of Dealing. The Tenant Parties hereby acknowledge and agree that at no time shall any prior or subsequent course of conduct by the Tenant Parties or Landlord directly or indirectly limit, impair or otherwise adversely affect any of Landlord’s rights, interests or remedies in connection with the Subject Documents or obligate Landlord to agree to, or to negotiate or consider an agreement to, any waiver of any obligation or default by the Tenant Parties or their affiliates under the Subject Documents, or any amendment to any term or condition of the Subject Documents.

13. No Modification; No Waiver. This Agreement shall not constitute: (i) an agreement to negotiate with one or more of the parties; (ii) an agreement to amend or modify the Subject Documents, except as expressly set forth herein; or (iii) a course of conduct or course of dealing relating to any one or more of the above. The Tenant Parties each acknowledge that they have no basis to expect Landlord to enter into any further forbearance or any modification of the Subject Documents.

14. Time of the Essence. Time is of the essence in the performance of the Tenant Parties’ obligations under the Subject Documents.

15. Severability. In the event that any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision of this Agreement.

16. Intentionally Deleted.

17. Consent of Guarantor. By its execution hereof, Guarantor does hereby consent to this Agreement, and acknowledge and agree that the Subject Documents to which it is a party remain valid and enforceable in accordance with their terms, notwithstanding any modifications of the Subject Documents contained herein.

18. Default. A default under this Agreement, after expiration of all applicable notice and cure periods (if any) hereunder, shall constitute an immediate event of default under the Subject Documents.

19. Entry; Information Requests. The Tenant Parties and their affiliates shall permit Landlord, Landlord’s designated appraisal firm, and Landlord’s designated construction advisor to access the Stadium and the Premises, provided that Landlord provide at least twenty-four (24) hours’ prior notice. The Tenant Parties and their affiliates shall, upon written request from Landlord, promptly furnish to Landlord and Landlord’s designated construction advisor any and all reasonably requested information pertaining to the Premises and the construction of the improvements thereon.

20. Financial Forecasts. The Tenant Parties shall provide Landlord with regular updates on the Tenant Parties’ financial condition, restructuring progress, and any related analyses or recommendations, subject to reasonably acceptable confidentiality requirements. Additionally, the Tenant Parties shall, every Friday after the date hereof by 12:00 p.m. Eastern Time, deliver to Landlord a projected cash flow forecast covering a period(s) reasonably acceptable to Landlord.

21. No Waiver by Landlord. Except as expressly set forth in this Agreement during the Forbearance Period, nothing in this Agreement shall extend to or affect in any way any of the Obligations or any of the rights of Landlord and remedies of the Landlord arising under the Subject Documents, and Landlord shall not be deemed to have waived any or all of such rights or remedies with respect to any default or event or condition which, with notice or the lapse of time, or both, would become a default under the Subject Documents and which upon the Tenant Parties’ execution and delivery of this Agreement might otherwise exist or which might hereafter occur.

22. Acknowledgment/Waiver of Legal Counsel. The Tenant Parties each represent and warrant that (1) they are represented by legal counsel of their choice, is fully aware of the terms contained in this Agreement and has voluntarily and without coercion or duress of any kind, entered into this Agreement and the documents executed in connection with this Agreement; or

(2) they have knowingly and intentionally waived its right to have legal counsel of its choice review and represent it with respect to the negotiation and preparation of this Agreement.

23. Entire Agreement; Binding Affect; Admissibility. The Subject Documents and this Agreement constitute the entire and final agreement among the parties with respect to the subject matter hereof, and there are no agreements, understandings, warranties or representations among the parties except as set forth herein, in the Subject Documents and this Agreement. This Agreement will inure to the benefit and bind the respective heirs, administrators, executors, representatives, successors and permitted assigns of the parties hereto. Nothing in this Agreement or in the Subject Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Agreement or the Subject Documents. Notwithstanding the foregoing, each of the parties acknowledges and agrees that this Agreement is a legally binding agreement that may affect such party’s rights and that this Agreement shall be admissible in any legal, judicial, administrative or other proceeding.

24. Governing Law. This Agreement is executed and delivered in the State of Ohio (the “State”), and it is the desire and intention of the parties that it be in all respects interpreted according to the laws of the State. The Tenant Parties each specifically and irrevocably consent to the jurisdiction and venue of any federal court in the Northern District of Ohio, or any state court situated in Stark County, State of Ohio, with respect to all matters concerning this Agreement or the Subject Documents or the enforcement of any of the foregoing. The Tenant Parties each agree that the execution and performance of this Agreement shall have a situs in the State of Ohio, and accordingly, consents to personal jurisdiction in such State.

25. Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original document, but all of which will constitute a single document. This document will not be binding on or constitute evidence of a contract between the parties until such time as a counterpart of this document has been executed by each of the parties and a copy thereof delivered to each party under this Agreement. Delivery of an executed signature page of this Agreement by facsimile, electronic mail or other electronic transmission (including DocuSign) shall be effective as delivery of a manually executed counterpart hereof.

26. WAIVER OF JURY TRIAL. LANDLORD THE TENANT PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT EITHER MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY AND ALL ISSUES PRESENTED IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER OR ITS SUCCESSORS WITH RESPECT TO ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT. THIS WAIVER BY THE PARTIES HERETO OF ANY RIGHT EITHER MAY HAVE TO A TRIAL BY JURY HAS BEEN NEGOTIATED AND IS AN ESSENTIAL ASPECT OF THEIR BARGAIN.

27. Ratification. All terms of the Subject Documents shall remain in full force and effect.

28. Confidentiality. The any and all discussions related to the negotiation of this Agreement (the “Discussions”) shall be kept strictly confidential and shall not be disclosed to any third party without the express written consent of the other parties hereto, except (a) by a party to its Affiliates and to its or its Affiliates’ respective partners, members, officers, directors, counsel, accountants, employees, agents, participants, investors, to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to the Discussions, if applicable (e) in connection with the exercise of any remedies hereunder or under the Subject Documents or any suit, action or proceeding relating to the Obligations or the enforcement of rights under the Subject Documents (but subject to Section 23 of this Agreement), (f) with the consent of the Tenant Parties, (g) to holders of equity interests in the Tenant Parties, or (i) to the extent such Information (1) becomes publicly available other than, to the extent the same is known by the disclosing Person, as a result of a breach of this Section or (2) becomes available to Landlord on a non-confidential basis from a source other than the Tenant Parties. For the purposes of this Section, “Information” means all information received from any party relating to such party or its business, other than any such information that is available to such party on a non-confidential basis prior to disclosure by any other party and other than information pertaining to this Agreement, the Discussions or the Subject Documents provided that, in the case of information received from the Tenant Parties after the date hereof (but for purposes of clarification, not including the Discussions), such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

29. Attorneys’ Fees. The Tenant Parties shall, within ten (10) days after receipt of an invoice therefor, reimburse Landlord for the amount of attorneys’ fees and related costs and expenses incurred by Landlord in connection with the negotiation and preparation of this Agreement.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have executed this Agreement under seal as of the day and year first hereinabove written.

LANDLORD:

HFAKOH001 LLC,
a Delaware limited liability company

By:	/s/ Michael Reiter
Name:	Michael Reiter
Title:	Authorized Signatory

[Signatures Continue on Following Page]

TENANT:

HOF VILLAGE WATERPARK, LLC,
a Delaware limited liability company

By:	/s/ Michael Crawford
Name:	Michael Crawford
Title:	President and CEO

GUARANTOR:

HOF VILLAGE NEWCO, LLC,
a Delaware limited liability company

By:	/s/ Michael Crawford
Name:	Michael Crawford
Title:	President and CEO

STADIUM MORTGAGOR:

HOF VILLAGE STADIUM, LLC,
a Delaware limited liability company

By:	/s/ Michael Crawford
Name:	Michael Crawford
Title:	President and CEO

HOFRECO:

HALL OF FAME RESORT & ENTERTAINMENT COMPANY, a company incorporated under the laws of the State of Delaware

By:	/s/ Michael Crawford
Name:	Michael Crawford
Title:	President and CEO